Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. (No. 333-231919) on Form S-8 of our report dated March 30, 2020, appearing in this Annual Report on Form 10-K of Seneca Financial Corp. and subsidiaries, with respect to the consolidated statement of financial condition of Seneca Financial Corp. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements).

/s/ Bonadio & Co., LLP

Syracuse, New York

March 30, 2020